Exhibit 23.2

Consent of Independent Accounting Firm

The Board of Directors

Everbridge, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Everbridge, Inc. of our audit reports dated July 15, 2015 and our review report dated July 15, 2015 relating to the financial statements of Nixle, LLC, which reports appear in the prospectus filed on September 16, 2016 pursuant to Rule 424(b) under the Securities Act of 1933, relating to the registration statement on Form S-1 originally filed on August 19, 2016, as amended (No. 333-213217).

/s/ Werdann Devito LLC

Clark, New Jersey

September 16, 2016